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                                                                EXHIBIT 10.31

David S. Kabakoff
May 1, 1996
Page




                                     May 1, 1996


Mr. David S. Kabakoff
P.O. Box 9151
16957 Circa Del Sur
Rancho Santa Fe, CA  92067

Dear David:

     This letter will serve as the basis by which you will be employed by Dura Pharmaceuticals, Inc. (the "Company") as its Executive Vice President and President of Spiros Development Corporation, a separate newly-formed corporation ("Spiros Corp.").

     During your employment beginning May 1, 1996, you will devote your time, attention and energy to the Company and Spiros Corp. Such service will become full time on or after June 1, 1996. In your capacity as Executive Vice President of the Company and President of Spiros Corp. you will perform such executive duties as are from time to time prescribed by the President and the Board of Directors of the Company and the Board of Directors of Spiros Corp. Except for certain interim consultant services to be provided to, and serving on the Board of, Corvas International, Inc., you will not, without the prior written consent of the Company's Board of Directors, directly or indirectly, during the term of your employment: (A) render significant services of a business, professional or commercial nature to any other person or entity, either for compensation or otherwise; or (B) engage in any business activity competitive with or adverse to the Company's business or welfare, whether alone, as a partner or member, or as an officer, director, employee or shareholder of another business entity.

     Your beginning compensation has been separately established by prior communication from the Company. Thereafter, for each fiscal year beginning January 1, 1997, your base salary will be annually reviewed and set by the Board of Directors and may be increased at the sole discretion of the Board based upon your performance and other factors. All base salary will be payable in equal biweekly installments.

     The Company will pay you a minimum bonus of $50,000 for 1996, to be paid the first pay period of January 1997. In subsequent years, the Board of Directors, in its sole discretion, may pay you a cash bonus based on your performance during that particular year, and other factors.

     In addition to the annual compensation provided for above, you will receive such fringe benefits as are made available generally to executive employees of the Company.

     You have been nominated for election as a Director of the Company at the Annual Meeting of Shareholders to be held May 29, 1996. You agree to serve without additional compensation as a Director or if you are elected or appointed as an officer of the Company or any subsidiary of the Company. You also agree to serve without additional compensation as a

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David S. Kabakoff
May 1, 1996
Page 2


Director and President of Spiros Corp. The Company will require you to execute its standard form of employee confidentiality agreement.

     The term of your employment will end on April 30, 1997, unless extended by mutual agreement; provided, however, that unless the Company notifies you at least nine (9) calendar months prior to any relevant expiration date of its intention not to renew your employment, your employment will be, at your option and unless we mutually agree on a larger extension, automatically extended for additional successive one-year periods. However, your employment shall terminate earlier upon (1) your death, (2) in the event you become physically or mentally disabled so as to become unable, for a period of more than 120 consecutive working days or for more than 120 working days in the aggregate during any 12-month period, to perform your duties hereunder on substantially a full-time basis, in which case the Company may, at its option, terminate your employment hereunder upon not less than thirty (30) days' written notice, (3) for Cause, and (4) without Cause upon not less than sixty (60) days' written notice. For the purposes of this letter agreement, the Company shall have "Cause" to terminate your employment hereunder upon (A) your indictment for a felony, or (B) the engaging by you in misconduct which is injurious to the Company or any parent, subsidiary or affiliate of the Company, or (C) the violation by you of any of the material provisions of this letter agreement. If the Company terminates your employment without Cause, you will be entitled to six (6) months' base salary at the then current annual rate as severance pay unless there has been a Change in Control as defined below. In the event that there has been a Change of Control of the Company during the period in which you serve as Executive Vice President pursuant to this letter agreement, if the Company terminates your employment without Cause or if there is an Involuntary Termination (as defined below), you will be entitled to nine (9) months' base salary at the then current annual rate as severance pay. In the event of payment of severance under this agreement, stock option vesting shall continue during the severance period. Other than the benefits described in this letter, you will not be entitled to any other salary, benefits or bonus subsequent to termination.

     The term "Change of Control" shall mean (i) any transaction or series of related transactions (including but not limited to, any merger or other reorganization) in which the ownership of more than 50% of the voting power of the Company is transferred; (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the successful acquisition of thirty percent (30%) or more of the Company's outstanding voting stock pursuant to a third-party tender or exchange offer; or (iv) a change in composition of the Board which occurs because the individuals nominated for election or re-election by majority vote of those members of the Board elected at the last shareholder meeting at which there were not contested elections for Board membership fail to be elected or re-elected by the shareholders.

     The term "Involuntary Termination" shall mean the termination of your employment with the Company: (i) involuntarily by your dismissal without cause; or (ii) voluntarily or involuntarily following (a) a change in your position with the Company which materially reduces


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David S. Kabakoff
May 1, 1996
Page 3

your level of responsibility; (b) a reduction of ten percent (10%) or more in your level of compensation (including base salary, bonuses or fringe benefits); or (c) a change in your place of employment which is more than twenty (20) miles from your place of employment prior to the Change in Control, PROVIDED AND ONLY IF such change or reduction is effected without your written concurrence.

     If a Change in Control of the Company occurs and the Company does not survive the transaction as an entity, the Company will require the purchaser to assume the Company's obligations hereunder, and if the purchaser is a subsidiary of a parent entity, the Company will require the parent entity to guarantee the performance of the obligations hereunder or to assume directly the obligations hereunder.

     You also agree that for a period ending three (3) years after a termination of your employment with the Company, you will not (a) divert, directly or indirectly, any business of the Company to any other person or entity; (b) disrupt, damage, impair or interfere with the Company's relationships with its employees, customers, agents or vendors; (c) directly or indirectly, solicit or otherwise induce any person to leave his or her employment with the company; or
(d) attempt to do any of the foregoing.

     No provisions of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or considerations at the same or at any prior or subsequent time. This letter agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and you and your heirs, executors, administrators and legal representatives. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of California without reference to conflict of laws.

     This letter agreement shall supersede all prior agreements and understandings between us, oral or written, with respect to your employment.

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David S. Kabakoff
May 1, 1996
Page 4


     Should this letter reflect your understanding, please sign below and return one signed copy to me as soon as possible.

                         Very truly yours,

                         DURA PHARMACEUTICALS, INC.


                         /s/ Cam L. Garner
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                         By:  Cam L. Garner
                         Chairman, President and Chief Executive Officer

ACCEPTED:


/s/ David S. Kabakoff
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David S. Kabakoff

Date:     May 1, 1997
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